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                                  EXHIBIT 99.1
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WORLD  DIAGNOSTICS, INC. ANNOUNCES FINANCIAL CONSTRAINTS TO PREVENT COMPANY FROM
FILING  FORM  10-QSB  FOR  THE  QUARTER  ENDED  ON  DECEMBER  31,  2002
Friday  January  31,  1:49  pm  ET
ALEXANDRIA, Va.--(BUSINESS WIRE)--Jan. 31, 2003--World Diagnostics, Inc. (OTCBB:WDGI - News), www.worlddiagnostics.com, a pioneering global provider of
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medical  diagnostic  tests  and  specialized  laboratory  products  for  the international marketplace, formally announced today that it is unlikely to meet its requirements to file the Company's quarterly report on Form 10-QSB for the period ended December 31, 2002 with the Securities and Exchange Commission due to its inability to pay auditor fees needed to review the financial statement filings. Under SEC regulations, quarterly reports must be filed within 45 days following the end of each quarter, and they must include a review and consent by the company's auditors. WDI's mounting debt and reduced cash flow will prevent it from accomplishing this report.

"WDI has never missed filing its SEC quarterly reports in its almost 5-year history. Compliance and timely reporting has always been one of the company's stronger points in corporate governance. It is quite distressing that the company's financial condition has deteriorated to such a level where it cannot afford the payments to its auditors for current and past services necessary to fulfill its reporting obligations," commented Barry Peters, WDI's Chairman.
"During the past several months WDI has been seriously affected by cash flow problems arising from mounting debt, slowness in collections, particularly on a regional basis, such as with Venezuela and other parts of Latin America, and a general lack of working capital to finance inventory purchases that has served to contract revenues to almost one third of where they were nine months ago. WDI has continued to take action to reduce costs and restrict credit. Orders do not seem to be the issue. However, without a bank line, it has been unable to rectify the structural conditions that require working capital to fulfill orders. Instead, it has had to rely on its shareholders and new equity investment to deal with these problems. Unfortunately, the periods of cash starvation until new funds were received have taken their toll on operations. In order to continue operations, while it seeks an investor, WDI has had to utilize assets in various ways, such as deep discounts on inventory sales and collection of receivables, exacerbating the problem.

"Recently, WDI announced that it was seeking a strategic investor and/or buyer of its assets, since the Company's Board of Directors determined that it could no longer service its debt or continue its operations without new funds. A few parties have expressed interest, and we are conducting preliminary discussions. However, whether any of these parties can meet WDI's near term requirements before it will be forced to liquidate is highly uncertain. Management believes that the business represents a real opportunity for a strategic investor who has not yet entered the emerging nations markets, which are especially timely for growth and development. We have all worked too hard to establish the capabilities of this company, many of which we believe are innovative, valuable and bring about greater good for world health concerns," concluded Peters.

The Company: WDI is a global provider of medical products for the international marketplace, specializing in diagnostic tests and laboratory products. WDI's initial development centers on medical diagnostic products that address the growing demand for identifying and treating infectious diseases, and other global health concerns. The Company has established inroads and a market presence in 84 countries, and a multi-channel marketing platform for medical and health-related products. WDI has a recognized corporate identity and a registered brand name for its products that are sold through a distributor network, joint ventures, direct to governments and to end-users through its web site, www.GLOBALeMED.com.
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Distribution  Network:  WDI's  revenues are derived from an extensive network of independent distributors and a group of 27 localized web-enabled distributor/partners who are the agents for WDI's e-commerce system. These distributors represent a base of revenues, primarily in Latin America, Africa, Asia, and Eastern and Central Europe. Many of these distributors characteristically specialize in a particular area, though some distribute other medical products. WDI has a database of distributors and end-user customers that are comprised of physicians, hospitals, clinics, pharmacies, and laboratories.

Products: WDI offers a comprehensive range of diagnostic products at a single source, and has developed a full line of its own branded products, manufactured

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to specifications by FDA-approved suppliers. The Company's product line includes a range of medical diagnostic test kits, including cardiac and cancer marker tests, sexually transmitted disease tests for chlamydia, gonorrhea, HIV and syphilis, and infectious disease tests for cholera, dengue fever, hepatitis, malaria, tuberculosis and rubella. Among WDI's assets are its registration and license qualifications in the various countries where WDI products are sold, and a brand identity. WDI maintains technical support from a WDI technician by phone, fax or 24-hour online service capability.

Web Site: WDI's GLOBALeMED system is a multi-faceted e-commerce platform that offers its distributor network, and the end-user customer, a broad spectrum of diagnostic products. It is a multilingual, multi-cultural web site that addresses local business practices and customs. Stocking distributor/partners who are accessible at their own web address represents localized web sites. WDI hosts 27 localized web sites in various countries. Each site is self-administered by a WDI distributor/partner and provides online technical support, training, protocols, and demonstration videos, links to local medical societies and medical information resources, and 24-hour access to multilingual medical technicians.

MedPharm Strategic Alliance: In October 2002, WDI formed a strategic marketing alliance with MedPharm LLC, a pharmaceutical company with manufacturing and warehouse facilities in Europe and Latin America. MedPharm manufactures generic pharmaceutical products under its own label. MedPharm provides the most frequently used pharmaceuticals including all of the generic drugs and pharmaceuticals on the World Health Organization's Essential Drugs list, plus basic medical supplies and equipment for hospitals and clinics. The goal of the alliance is to both diagnose and treat diseases with affordable products efficiently distributed to doctors, hospitals, clinics and other medical organizations that serve the healthcare needs of the global marketplace.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the assumptions and involve risk and uncertainties, which may affect World Diagnostics, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.

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